UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 18, 2015

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Response Biomedical Corp. (“Response” or the “Company”) announced that it has received notice that the Toronto Stock Exchange (the “TSX”) is reviewing the eligibility for continued listing on the TSX of the common shares of Response pursuant to Part VII of the TSX Company Manual. The TSX initiated its review because the price of Response’s shares have traded below $0.68 for 30 consecutive trading days, and as a result, the market value of the publicly-held common shares (as defined by the TSX) did not meet the minimum threshold of $2 million required under the TSX rules. Under the TSX definition, shares held by certain significant shareholders and the Company’s directors and officers, which in the case of Response total approximately 70% of its outstanding shares, are excluded from the calculation of publicly-held shares. The Company has been granted 120 days in which to demonstrate compliance with the continued listing requirements of the TSX, pursuant to the TSX’s Remedial Review Process. Receipt of this notice has no immediate effect on the listing of the Company’s shares.

Response and the TSX will continue to monitor the Company’s market capitalization during the review period. In the event the Company is unable to continue with the listing of its securities on the TSX, other listing alternatives exist for reporting issuers in the U.S. and Canada including the TSX Venture Exchange.

Item 8.01   Other Events.

The Company issued a press release on November 19, 2015 announcing the notice from the TSX. A copy of this press release is filed as Exhibit 99.1 to this report and is incorporated by reference in this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 19, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICALCORP.

Date: November 24, 2015	By:	/s/ William J. Adams
	Name:	William J. Adams
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 19, 2015.